CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Boards of Directors

Davis Series, Inc. and Selected Capital Preservation Trust

We consent to the use of our reports dated February 25, 2013 for Davis Government Money Market Fund (a series of Davis Series, Inc.) and February 20, 2013 for Selected Daily Government Fund (a series of Selected Capital Preservation Trust) incorporated by reference in this Registration Statement and to the references to our firm under the headings Financial Highlights and Independent Registered Public Accounting Firm in the Proxy Statement/Prospectus.

/s/ KPMG LLP

KPMG LLP

Denver, Colorado

October 11, 2013